Certificate of Amendment
Canada Business Corporations Act
343050-2

Name of corporation-Pure Capital Incorporated
I hereby certify that the articles of the above-named corporation were amended:

a) under section 13 of the Canada Business Corporations Act in accordance with the attached notice;
b) under section 27 of the Canada Business Corporations Act as set out in the attached articles of amendment designating a series of shares;
c) under section 179 of the Canada Business Corporations Act as set out in the attached articles of amendment;
d) under section 191 of the Canada Business Corporations Act as set out in the attached articles of reorganization;

Director - Date of Amendment -
September 17, 2004
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